Exhibit 99.1

Relmada Therapeutics Announces Settlement of Legal Action with Laidlaw & Company

NEW YORK, May 18 2017 – Relmada Therapeutics, Inc. (OTCQB: RLMD), a clinical-stage company developing novel therapies for the treatment of central nervous system (CNS) diseases, and Laidlaw & Company (UK) Ltd. (“Laidlaw”), today announced final disposition of all claims and counterclaims in all legal proceedings related to Relmada Therapeutics, Inc. v. Laidlaw & Company (UK) Ltd., et al., Case No.1:16-CV-07767, pending in the United States District Court for the Southern District of New York.

Under the terms of the settlement, Relmada Therapeutics hereby releases all Released Claims against Laidlaw & Company (UK) Ltd. and Laidlaw & Company (UK) Ltd related persons, and Laidlaw & Company (UK) Ltd. hereby releases all Released Claims against Relmada and all Relmada related persons.

About Relmada Therapeutics, Inc.

Relmada Therapeutics is a clinical-stage, publicly traded biotechnology company developing novel versions of proven drug products together with new chemical entities that potentially address areas of high unmet medical need in the treatment of central nervous system (CNS) diseases. The Company has a diversified portfolio of four products at various stages of development, including d-Methadone (dextromethadone, REL-1017), an N-methyl-D-aspartate (NMDA) receptor antagonist for depression and neuropathic pain; LevoCap ER (REL-1015), an abuse resistant, sustained release dosage form of the opioid analgesic levorphanol; oral buprenorphine (BuTab, REL-1028), an oral dosage form of the opioid analgesic buprenorphine; and topical mepivacaine (MepiGel, REL-1021), an orphan drug designated topical formulation of the local anesthetic mepivacaine. For more information, please visit Relmada’s website at: www.relmada.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. We may from time to time make written or oral statements in this letter, the proxy statements filed with the SEC communications to stockholders and press releases which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions and may discuss, among other things, anticipated future performance, expected product development, product potential, future business plans and costs. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “expects,” “anticipates,” “believes,” “will,” “will likely result,” “will continue,” “plans to” and similar expressions. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Relmada undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the risks described herein should not be considered to be a complete list.

Contact

Media Contact:
Bill Berry
Berry & Company Public Relations
Tel: 212-253-8881
bberry@berrypr.com

275 Madison Avenue, Suite 702, 7th floor • New York, NY 10016 • Tel: 646 677 864 www.relmada.com